CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated April 14, 2016, with respect to the financial statements of Harbortouch Payments LLC, included in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2016.

MS PC

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

Cranford, New Jersey
September 1, 2016